STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

OFFICE OF THE
SECRETARY OF STATE

RICE SILBEY REUTHER & SULLIVAN LLP

NV

Job:C20120223-3118
February 24, 2012

Special Handling Instructions:
Email out 2-24-2012 cert. of correction. Ras

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Correction	20120127268-71	2/23/2012 3:55:45 PM	1	$175.00	$175.00
24 Hour Expedite	20120127268-71	2/23/2012 3:55:45 PM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Billed	750967	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

RICE SILBEY REUTHER & SULLIVAN LLP

NV

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090401

Filed in the office of	Document Number 20120127268-71
Ross Miller Secretary of State State of Nevada	Filing Date and Time 02/23/2012 3:55 PM
	Entity Number E0284282010-0

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

SEVEN ARTS ENTERTAINMENT INC. [ENTITY NO. E0284282010-0]

2. Description of the original document for which correction is being made:

CERTIFICATE OF DESIGNATION - SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK (DOCUMENT NUMBER - 20110808572-05)

3. Filing date of the original document for which correction is being made: 11/14/2011

4. Description of the inaccuracy or defect:

SECTION 2 OF THE CERTIFICATE OF DESIGNATION INCORRECTLY DESCRIBED THE VOTING POWERS, DESIGNATIONS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS REGARDING THE AFFECTED SERIES OF STOCK AS ADOPTED BY THE BOARD OF DIRECTORS.

5. Correction of the inaccuracy or defect:

THE CERTIFICATE OF DESIGNATION IS RESTATED IN ITS ENTIRETY AS SET FORTH ON EXHIBIT "A" ATTACHED HERETO.

6. Signature:

X [signature]

Authorized Signature | Title * CEO | Date Feb. 23, 2012

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT "A"

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

SEVEN ARTS ENTERTAINMENT INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the Company's Articles of Incorporation, the Board of Directors hereby creates a series of preferred stock, herein designated and authorized as the Series B Cumulative Convertible Preferred Stock, par value $0.01 per share, which shall consist of Two Hundred Thousand (200,000) of the Forty Nine Million Eight Hundred Seventy Four Thousand and Eight Hundred Seventy Five (49,874,875) shares of common stock which the Company now has the authority to issue and to re-classify as preferred stock, and the Board of Directors herby fixed the powers, designations and preferences and the relative, participating, optional and other special rights of the shares of each class and series, and the qualifications, limitations and restrictions thereof as follows:

(continued on following pages)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

1. Number. The number of shares constituting the Series B Cumulative Convertible Preferred Stock shall be Two Hundred Thousand (200,000). The Company's Board of Directors has the right to create additional classes or series of stock, and to prescribe the powers, designations and preferences and the relative, participating, optional and other special rights of the shares of such classes or series, and the qualifications, limitations and restrictions thereof.

2. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

"Articles" means the Articles of Incorporation of the Company, as amended.

"Board" means the Board of Directors of the Company.

"Business Day" has the meaning set forth in the Subscription Agreement.

"Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person.

"Certificate of Rights and Preferences" means this Certificate of Designations, Rights and Preferences of the Series B Preferred Stock.

"Common Stock" means the Forty Nine Million Eight Hundred Seventy-Four Thousand Eight Hundred Seventy-Five (49,874,875) shares of the Company's authorized stock that is designated as Common Stock prior to the re-classification of two hundred thousand shares of Common Stock as Series B Cumulative Convertible Preferred Stock herein. The holders of shares of Common Stock shall have the voting rights described in Section 5. Shares of Common Stock shall be considered Junior Securities as defined herein.

"Company" means Seven Arts Entertainment Inc., a Nevada corporation.

"Conversion Closing" is defined in Section 6(A)(i).

"Conversion Closing Date" is defined in Section 6(A)(i).

"Conversion Notice" is defined in Section 6(A)(i).

"Conversion Price" means one hundred ten percent (110%) of the pro forma adjusted book value of the Company as of September 30, 2011 divided by the number of shares of Common Stock (on a fully diluted basis) outstanding on September 30, 2011("Book Value Per

Share") as certified by the Company's Chief Financial Officer and based on the audited financial statements of the Company for the fiscal year ended June 30, 2011 and all adjustments to the Company's capital account through September 30, 2011 shall be made in accordance with United States generally accepted accounting principles (the "Certificate.") The Certificate shall be delivered to each holder of Series B Cumulative Preferred Stock on or before October 10, 2011 and will be subject to any adjustments made by the Company's independent certified public accountants on or before September 30, 2012 in the Company's capital account for the fiscal quarter ended September 30, 2011. The Conversion Price will be subject to adjustment as provided in this Section 6(E), (F), (G) and (H).

"Conversion Stock Amount" is defined in Section 6(A)(ii).

"Daily Market Price" means, with respect to the Common Stock on any date, the amount per share of such Common Stock equal to (i) the daily volume-weighted average price on such date on the Principal Listing Exchange or, if such security has no Principal Listing Exchange, the market on which such security is then listed or, if no sale takes place on such date, the average of the closing bid and asked prices thereof on such date on the Principal Listing Exchange or, if such security has no Principal Listing Exchange, the market on which such security is then listed, in each case as reported by Bloomberg, L.P. (or by such other Person as Holder and the Company may agree), or (ii) if such Common Stock is not then listed or admitted to trading on a market, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Board as of the last calendar day of any month ending within sixty (60) calendar days preceding the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Holders of a Majority of the Series B Preferred Stock and reasonably acceptable to the Company (whose fees and expenses shall be borne by Company), subject to adjustment for stock splits, recombinations, stock dividends and the like.

"Dividend Payment Date" is defined in Section 3(A).

"Dividend Period" is defined in Section 3(A).

"Dividend Rate" is defined in Section 3(A).

"Effective Election Notice" means an Election Notice following the 30th Business Day after its delivery to a Holder, which shall, after expiration of such thirty (30) Business Day period, supersede any prior Effective Election Notice.

"Election Notice" means the delivery by the Company to a Holder of a notice signifying its election to deliver cash or shares of Common Stock in the event of a dividend or conversion.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Holder" means a holder of Series B Preferred Stock.

"Issue Date" means with respect to any shares of Series B Preferred Stock the original date of issuance of such shares of Series B Preferred Stock.

"Junior Securities" means Capital Stock that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series B Preferred Stock, including but not limited to Common Stock.

"Liquidation" means the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, however, that a consolidation, merger or share exchange shall not be deemed a Liquidation, nor shall a sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets, which does not involve a distribution by the Company of cash or other property to the holders of Common Stock, be deemed to be a Liquidation.

"Liquidation Preference" is defined in Section 4.

"Majority of the Series B Preferred Stock" means more than fifty percent (50%) of the then outstanding shares of Series B Preferred Stock.

"Parity Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, is *pari passu* with the Series B Preferred Stock.

"Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

"Preferred Stock" means the Company's preferred stock authorized pursuant to the provisions of the Articles and Bylaws..

"Prevailing Market Price" means, with respect to the Common Stock on any reference date, the average of the Daily Market Prices of such Common Stock for the ten (10) Business Days ending on and including the third (3rd) Business Day before such reference date, but not greater than the average of the Daily Market Prices of such Common Stock for any three (3) consecutive or non-consecutive Trading Days (determined in Subscriber's sole discretion) of such ten (10) Business Day period and not greater than the Daily Market Price on the last day of such ten (10) Business Day period.

"Principal Listing Exchange" has shall be NASDAQ Capital Market.

"Qualified Public Company" means a corporation meeting all of the following criteria: (i) the common stock of the corporation is registered under Section 12 of the Exchange Act, (ii) the aggregate market value of the primary publicly traded class of common equity held by non-affiliates of such corporation as reported by Bloomberg L.P. on the reference date exceeds five million dollars ($5,000,000).

"Registered Common Stock" means Common Stock the resale of which has been registered under the Securities Act and is freely tradable upon delivery.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

"Senior Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, ranks senior to the Series B Preferred Stock. Company will not issue any Senior Securities without approval from the majority holders of the Series B Preferred Stock. Such approval shall not be reasonably withheld.

"Series B Preferred Stock" means the Convertible Series B Preferred Stock of the Company or successor designated by the Board of Directors of the Company. Company will not issue any additional Series B Preferred Stock without permission from the majority holders of the Series B Preferred Stock. Such approval shall not be reasonably withheld.

"Stated Value" is an amount equal to one hundred dollars ($100) per share of Series B Preferred Stock plus (x) any accrued and unpaid dividends (as of the date of determination, which for purposes of Section 6(A) shall be any applicable Conversion Closing Date, whether or not declared and whether or not earnings are available in respect of such dividends and assuming solely for the purposes of this definition that such dividends are paid in cash in accordance with Section 6(A)(iii), and (y) any dividends declared on the Common Stock in an amount equal to the product of (A) the per-share dividend on Common Stock multiplied by (B) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock on the date such dividend is declared on the Common Stock. In the event the Company shall declare a distribution on the Common Stock payable in securities or property other than cash, the value of such securities or property will be the fair market value. Any such securities shall be valued as follows: (i) if traded on a National Securities Exchange, the value shall be deemed to be the average of the closing prices of the securities on such National Securities Exchange over the thirty (30) Business Day period ending three (3) calendar days prior to such declaration; (ii) if actively traded on another market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) Business Day period ending three (3) calendar days prior to such declaration; and (iii) if there is no active market, the value shall be the fair market value thereof, as determined in good faith by the Board over the thirty (30) Trading Days period ending three (3) calendar days prior to such declaration.

"Subsidiary" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a least a majority ownership interest.

The foregoing definitions will be equally applicable to both the singular and plural forms of the defined terms.

3. Dividends and Distributions.

(A) Holders shall be entitled to receive out of the assets of the Company legally available for that purpose, dividends as declared from time to time by the Board

of Directors for Holders as of a date selected by the Directors ("Dividend Payment Date").

(B) Dividends payable on the Series B Preferred Stock shall be paid quarterly, at the option of the Company, either in cash or by the issuance of Common Stock, which is then traded on an Exchange. The number of shares of Common Stock to be issued shall be determined by dividing the cash amount of the dividend otherwise payable by the Daily Market Price calculated as of such Dividend Payment Date; provided, however, if the Company shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the number of shares of Common Stock to be issued shall be adjusted to the extent appropriate to reflect such event. The number of shares of Common Stock to be issued as a dividend shall be rounded up to the nearest whole share after aggregating all shares of Series B Preferred Stock owned by a Holder.

(C) If, on any Dividend Payment Date, the Company fails to pay dividends, then until the dividends that were scheduled to be paid on such date are paid, such dividends shall cumulate and shall accrue additional dividends to and including the date of payment thereof at the Dividend Rate then in effect, compounded quarterly on each subsequent Dividend Payment Date. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day to day basis and shall be computed on the basis of a three hundred sixty (360) day year.

(D) So long as any shares of the Series B Preferred Stock shall be outstanding, (i) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Junior Securities, (ii) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Parity Securities, except for dividends paid to the Company or any of its wholly-owned Subsidiaries and (iii) the Company shall not and shall not allow its Subsidiaries to repurchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any Junior Securities or Parity Securities, unless in each such case all dividends to which the Holders of the Series B Preferred Stock shall have been entitled to receive for all previous Dividend Periods shall have been paid and dividends on the Series B Preferred Stock for the subsequent four Dividend Periods shall have been designated and set aside in cash.

(E) If the Company elects to pay dividends in cash, the Company shall be entitled to deduct and withhold from such dividend on the Series B Preferred Stock such amounts as the Company is required to withhold with respect to such dividend under the Internal Revenue Code of 1986, as amended, or any other provision of state, local or foreign tax law. In the event the Company pays a dividend on the Series B Preferred Stock by issuing Registered Common Stock to a Holder, on the Business Day following the Dividend Payment Date, the Holder shall, at Holder's election, either (i) transfer to the

Company by wire transfer an amount sufficient to satisfy such withholding tax obligations with respect to such dividend or (ii) notify the Company to satisfy such Holder's withholding tax obligations by electing to have the Company withhold from the shares of Registered Common Stock to be issued with respect to such dividend; provided, however, that such a Holder shall not be entitled to elect tax withholding in shares if to do so would result in a violation of the provisions of Section 16 of the Exchange Act and the rules and regulations thereunder. For purposes of determining the withholding amount, the dividend amount shall equal the applicable number of dividend shares multiplied by the Daily Market Price on the Dividend Payment Date, and the tax withholding in shares will be calculated based on the Daily Market Price multiplied by the number of shares so withheld on the Dividend Payment Date.

4. Liquidation Preference. In the event of any Liquidation, after payment or provision for payment by the Company of the debts and other liabilities of the Company and the liquidation preference of any Senior Securities that rank senior to the Series B Preferred Stock with respect to distributions upon Liquidation, each Holder shall be entitled to receive an amount in cash for each share of the then outstanding Series B Preferred Stock held by the Holder equal to the greater of (a) the Stated Value per share to and including the date full payment is tendered to Holders with respect to such Liquidation and (b) the amount the Holder would have received if the Holder had converted all outstanding shares of Series B Preferred Stock into Common Stock in accordance with the provisions of Section 6(A) hereof as of the Business Day immediately preceding the date of such Liquidation (such greater amount being referred to herein as the "Liquidation Preference"), before any distribution shall be made to the holders of any Junior Securities (and any Senior Securities or Parity Securities that, with respect to distributions upon Liquidation, rank junior to the Series B Preferred Stock) upon the Liquidation of the Company. In case the assets of the Company available for payment to Holders are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series B Preferred Stock and all outstanding shares of Parity Securities and Senior Securities that, with respect to distributions upon Liquidation, are *pari passu* with the Series B Preferred Stock in the amounts to which the holders of such shares are entitled, then the entire assets of the Company available for payment to Holders of the Series B Preferred Stock and to the holders of such Parity Securities and Senior Securities shall be distributed ratably among Holders of the Series B Preferred Stock and the holders of such Parity Securities and Senior Securities, based upon the aggregate amount due on such shares upon Liquidation. Written notice of any Liquidation of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by facsimile and overnight delivery not less than ten (10) calendar days prior to the payment date stated therein, to Holders of record of the Series B Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the Company.

5. Voting Rights. The Holders shall have the following voting rights with respect to the Series B Preferred Stock:

(A) Except as otherwise expressly provided herein or as required by law, the Holders of Series B Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(B) Other than as provided herein or required by law, there shall be no series voting.

(C) Each share of Series B Preferred Stock shall entitle the Holder thereof to the voting rights specified in Section 5(D), Section 5(E) and Section 5(F) and no other voting rights except as required by law.

(D) The Board of Directors shall consist of nine members. The Holders of Series B Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, shall be entitled to elect two members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, one of whom shall be "independent" as defined by the regulations of the Principal Listing Exchange. Any additional members of the Company's Board of Directors shall be elected by the holders of Common Stock and Series B Preferred Stock (on an as-if-converted basis), voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class, classes or series of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy. Directors may only be removed by the vote or consent of the class, classes or series of stock entitled to fill the vacancy created by such removal.

(E) The consent of Holders of at least a Majority of the Series B Preferred Stock, voting separately as a single class with 100 votes per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of Holders called for the purpose, shall be necessary to:

(i) amend, alter or repeal, by way of merger or otherwise, any of the provisions of the Articles, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to change any of the rights, preferences or privileges of the Holders. Without limiting the generality of the preceding sentence, such change includes any action that would:

A. make dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of Holders of Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company;

B. reduce the amount payable to Holders of the Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of Holders of the Series B Preferred Stock or the rights upon liquidation of the holders of any other capital stock of the Company; or

C. make the Series B Preferred Stock redeemable at the option of the Company.

(ii) issue or sell or obligate itself to issue or sell any shares of Series B Preferred Stock; or

(iii) enter into or amend any agreement or understanding with respect to any of the foregoing.

(F) Except as to matters with respect to which Holders of the Series B Preferred Stock are entitled to vote separately as a class pursuant to this Section 5, the Holders of the Series B Preferred Stock shall be entitled to vote on all matters submitted for a vote to the holders of Common Stock as if they held a number of shares of Common Stock equal to the Conversion Stock Amount in Common Shares. Holders of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each Holder could be converted) shall be disregarded.

(G) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Conversion and Exchange.

(A) Procedure for Conversion or Exchange.

(i) General. Shares of Series B Preferred Stock are convertible or exchangeable at the option of the Holder thereof at any time, from time to time, in whole or in part, as follows:

A. The conversion or exchange of shares of Series B Preferred Stock may be effected by the delivery by the Holder to the Company of a duly executed written notice of conversion, substantially in form and substance as attached hereto (the "Conversion Notice"), by facsimile, mail or overnight courier delivery, to the Company's address specifying the number of shares of Series B Preferred Stock to be converted.

B. The closing of a conversion or exchange (a "Conversion Closing") shall take place (a) on the later of (1) on the third (3rd) Business Day following and excluding the date the Conversion Notice is delivered and (2) such later date as the conditions set forth in Section 6(A)(ii) have been waived or satisfied or (b) any other date upon which the Holder and the Company mutually agree (a "Conversion Closing Date").

(ii) Conversion or Exchange for Stock. If a Conversion Notice is duly given with respect to shares of Series B Preferred Stock, then such shares of Series B Preferred Stock shall be converted into that number of shares of Common Stock in the Company, at the option of the Holder, which herein may be trading on the Exchange at the Conversion Closing equal to (A) the aggregate Stated Value of such shares divided by (B) the Conversion Price (the "Conversion

Stock Amount"). On the applicable Conversion Closing Date, the Holder shall surrender the certificate(s) representing the shares of Series B Preferred Stock to be converted to the Company at the address of the Company, and the Company, at its expense (including payment by it of any applicable issue taxes), shall cause to be issued in the name of and delivered to the Holder the Conversion Stock Amount of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock at the Conversion Closing Date as the Holder may direct, at the election of the Holder, (i) via the Depository Trust Company's Deposit and Withdrawal at Custodian (or DWAC) system or (ii) if DWAC is unavailable, by delivery of one or more original certificates representing shares of Common Stock delivered via Federal Express to the address instructed by the Holder in writing, and a copy of the airbill evidencing that such documents have been sent.

(iii) Holder of record. Each conversion of Series B Preferred Stock shall be deemed to have been effected immediately before the close of business on the Business Day on which the Conversion Notice is delivered (except, that, for purposes of calculation of the Stated Value, dividends shall accrue until and including the Conversion Closing Date), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion as provided in Section 6(A)(ii) shall be deemed to have become the holder or holders of record thereof. The foregoing notwithstanding, such conversion shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(A)(ii) above.

(iv) Partial conversion. If any conversion is for only part of the shares represented by the certificate surrendered, the Company shall send a new Series B Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series B Preferred Stock which have not been converted via reputable overnight courier to such address specified by the Holder.

(B) Reservation of Shares. The Company shall at all times reserve for [i]ssuance such number of its shares of Common Stock, to be issued on full conversion of [the] Series B Preferred Stock.

(C) Registration Rights. The Company will procure, at its sole expense, the [list]ing of the Common Stock issuable upon conversion of the Series B Preferred Stock [an]d shares issuable as dividends hereunder, subject to issuance or notice of issuance, on [all] stock exchanges and quotation systems on which the Common Stock is then listed or [qu]oted, no later than the date on which such Series B Preferred Stock is issued to the [Ho]lder and thereafter shall use its best efforts to prevent delisting or removal from [qu]otation of such shares. The Company will pay any and all documentary stamp or [sim]ilar issue or transfer taxes that may be payable in respect of the issuance or delivery of [sh]ares of Common Stock on conversion or exchange of shares of the Series B Preferred [St]ock.

(D) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock. If any such conversion would otherwise require the issuance of a fractional share of Common Stock, an amount equal to such fraction multiplied by the current Daily Market Price per share of Common Stock on the date of conversion or exchange shall be paid to the Holder in cash by the Company. If more than one share of Series B Preferred Stock shall be surrendered for conversion or exchange at one time by or for the same Holder, the number of full shares of Common Stock as the case may be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

(E) Adjustment for Stock Splits and Combinations. If, at any time or from time to time, after the date that the first share of Series B Preferred Stock is issued (the "Original Issue Date"), the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred Stock, the Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this section (E) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(F) Adjustment for Common Stock Dividends and Distributions. If, at any time or from time to time, after the Original Issue Date, the Company or PLC pays to holders of Common Stock or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the Series B Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Conversion Price shall be adjusted by multiplying each such Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company or PLC fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if

such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section (F) to reflect the actual payment of such dividend or distribution.

(G) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a Liquidation in accordance with Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event such holder of Series B Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any case, appropriate adjustment shall be made in the application of the provisions of this Section 6 which respect to the rights of the holders of Series B Preferred Stock after the capital reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(H) Subsequent Issue. The Conversion Price will be adjusted by reduction (but not an increase) in the event the Company issues any Common Stock at a total consideration per share of Common Stock less than eighty percent (80%) of the Conversion Price at any time on or before September 30, 2012 ("Subsequent Issue"). The reduction pursuant to this Section 6(H) shall be calculated by the Chief Financial Officer of the Company and certified in writing to each holder of Series B Preferred Stock, as the amount calculated as one hundred ten percent (110%) of the Book Value Per Share, on a fully diluted bases as if the Subsequent Issue was made on September 30, 2011.

7. Status of Converted and Redeemed Shares; Limitations on Series B Preferred Stock. Company shall return to the status of unauthorized and undesignated shares of Preferred k each share of Series B Preferred Stock which shall be converted, redeemed or for any r reason acquired by the Company, and such shares thereafter may have such characteristics designations as the Board may determine (subject to Section 5), provided, however, no share eries B Preferred Stock which shall be converted, redeemed or otherwise acquired by the pany shall thereafter be reissued, sold or transferred by the Company as Series B Preferred k. The Company will not issue any further shares of Series B Preferred Stock.

8. Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein shall be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.